Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Vocodia Holdings Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (1)	Rule 457(o)	1,000,000	$9.00	$9,000,000	$0.0001102	$991.80
Fees to Be Paid	Equity	Overallotment option shares of Common stock, par value $0.0001 per share (1)	Rule 457(o)	150,000	$9.00	$1,350,000	$0.0001102	$148.77
Fees to Be Paid	Equity	Representative’s Warrant (2)	Rule 457(g)	-	$-	$-	$0.0001102	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Representative’s Warrants (2)(3)	Rule 457(g) and Rule 457(o)	30,000	$9.00	$270,000	$0.0001102	$29.75
Fees to Be Paid	Equity	Convertible Notes(3)	Rule 457(g)	-	$-	-	$0.001102	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying the Convertible Notes (3)(4)	Rule 457(g) and Rule 457(o)	466,742	$9.00	4,200,678	$0.0001102	$462.91
Fees to be Paid	Equity	Investors’ Warrants (3)	Rule 457(g)	$-	$-	-	$0.0001102	$-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Investors’ Warrants and common stock under the Series B Preferred Stock (as converted) (3)(6)	Rule 457(g) and Rule 457(o)	194,476	$9.00	$1,750,284	$0.0001102	$192.88

		Total Offering Amounts				$16,570,962

		Total Fees Previously Paid						$2,532.07
		Total Fee Offsets						$0
		Net Fee Due						$(705.96)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	The Registrant will issue to Alexander Capital, L.P., the representative of the underwriters, a warrant to purchase up to a number of shares of common stock equal to 3% of the number of shares of common stock sold in the offering, or 30,000 shares of common stock. The exercise price of the warrant is equal to 120% of the offering price of the shares of common stock offered hereby, including shares sold to cover over-allotments, if any. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $331,200, which is equal to 120% of $276,000 (3% of the proposed maximum aggregate offering price of $9,200,000).

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	Represents 466,742 shares of Common Stock issuable under the Registrant’s original issue discount senior secured convertible notes (the “Convertible Notes”).

(5)	Represents 194,476 shares of Common Stock issuable to the holders of the Investors’ Warrants and upon conversion of the Series B Preferred Stock upon the exercise or conversion of such warrants or stock.